Exhibit 10.36

GENWORTH FINANCIAL, INC.

RETIREMENT AND SAVINGS RESTORATION PLAN

(As Amended and Restated Effective December 1, 2010)

INTRODUCTION

Effective September 27, 2005, Genworth Financial, Inc. established the Genworth Financial, Inc. Retirement and Savings Restoration Plan as a non-qualified deferred compensation plan established and maintained solely for the purpose of providing a select group of highly-compensated and management employees with Company Contribution Credits that they are precluded from receiving under the Genworth Financial, Inc. Retirement and Savings Plan as a result of limitations imposed under Internal Revenue Code Sections 401(a)(17) and 415. The Plan has been amended from time to time and was most recently amended and restated effective as of January 1, 2010 (the “Prior Plan”). Effective December 1, 2010 (except for certain specific effective dates contained herein), the Prior Plan is hereby further amended and restated as set forth in this document.

The Genworth Financial, Inc. Board of Directors has determined that the benefits to be paid under this Plan constitute reasonable compensation for the services rendered and to be rendered by eligible employees.

The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a “top-hat” plan within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1) and shall be administered and interpreted to the extent possible in a manner consistent with that intent.

SECTION I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Wherever used, the masculine pronoun shall be deemed to refer either to a male or female, and the singular shall be deemed to refer to the singular or plural, as appropriate by context.

1.1 Account. The bookkeeping account maintained under the Plan for each Participant by the Company to record his Company Contribution Credits plus earnings and losses thereon.

1.2 Beneficiary. The person(s) or entity designated by the Participant to receive his benefits under the Plan in the event of his death.

1.3 Code. Internal Revenue Code of 1986, as amended. A reference to a particular Code Section shall include a reference to any regulation issued under the Section.

1.4 Committee. The Benefits Committee appointed by the Board to be responsible for the Plan and its administration.

1.5 Company. Genworth Financial, Inc.

1.6 Company Contribution Credits. Contribution amounts credited to a Participant’s Account pursuant to Section 3.1.

1.7 Compensation. Eligible Pay as defined in the Qualified Plan in excess of the Code Section 401(a)(17) limits paid to an Eligible Employee by the Company during each calendar year. Effective January 1, 2011, Compensation shall mean Eligible Pay as defined in the Qualified Plan in excess of the Code Section 401(a)(17) limits paid to an Eligible Employee by the Company during each calendar year, except that Compensation under this Plan shall include amounts of deferred salaries and deferred VIC under any plan sponsored by the Company. In other words, effective January 1, 2011, deferred salaries and deferred VIC shall be counted when determining Compensation under this Plan for all purposes, including for purposes of Section 3.1(c).

1.8 Effective Date. December 1, 2010, the date of the Plan’s amendment and restatement.

1.9 Employee. A person receiving eligible pay from the Company or an affiliate that participates in the Plan.

1.10 Participant. An Executive Employee who:

(i)	is assigned to salary band 1 by the Company; and

(ii)	has contributions under the Qualified Plan limited because of Code Section 401(a)(17) or Code Section 415, as adjusted from time to time.

Executive Employees who were participants in the Genworth Financial, Inc. Retained Executive Pension Plan as of December 31, 2009 and who, on or after January 1, 2010, are promoted to salary band 1 shall be a Participant under this Plan, but only for purposes of the 401(k) Restoration benefits described in Section 3.1(a) and not for benefits described under Sections 3.1(b) or 3.1(c).

1.11 Plan. The Genworth Financial, Inc. Retirement and Savings Restoration Plan.

1.12 Plan Year. The calendar year.

1.13 Qualified Plan. The Genworth Financial, Inc. Retirement and Savings Plan, as amended from time to time.

1.14 Vesting Service. Vesting Service means the elapsed time of employment with the Company, expressed in years and months, beginning on September 27, 2005 or the Employee’s date of hire, if later, and ending upon the earlier of (i) the Employee’s separation from service, or (ii) the date the Employee is no longer a Participant. In addition to service with the Company as described above, Vesting Service shall include the elapsed time of employment with the Company, General Electric Company (“GE”) or GEFA as of September 27, 2005 if such service was recognized by GE on September 27, 2005. The Committee may grant additional periods of Vesting Service for service with the Company or with another employer through Committee resolutions approving the Employee’s participation in the Plan.

SECTION II

ELIGIBILITY/PARTICIPATION

2.1 In General. An eligible executive Employee shall become a Participant in the Plan as of the date he has contributions under the Qualified Plan limited because of Code Section 401(a)(17) or Code Section 415. The Committee shall have sole discretion in determining an Employee’s eligibility for and inclusion in this Plan. Notwithstanding anything to the contrary in this Plan, Participants who are currently employed in the Genworth Financial Asset Management business segment (“GFAM”) or the Quantuvis Consulting business (“Quantuvis”) and new hires who begin their employment with GFAM or Quantuvis are not eligible to participate in this Plan. Participants who were employed by the Company or an affiliate and working in a business unit other than GFAM or Quantuvis and are subsequently transferred to GFAM or Quantuvis will retain their eligibility to Participate in this Plan, subject to the Committee’s discretion.

2.2 Termination of Participation. Contributions shall cease upon a Participant’s separation from service or if the Participant ceases to be an eligible Employee. Notwithstanding the foregoing, a vested Participant who has separated from service remains a Participant until all of his Plan benefits have been paid.

2.3 Change in Status. If a Participant ceases to be an eligible Employee but continues to be employed by the Company, then Company Contribution Credits on his behalf under this Plan shall be suspended.

SECTION III

RESTORATION AND SUPPLEMENTAL BENEFITS

3.1 Company Contribution Credits.

(a) 401(k) Restoration. Each Participant shall be credited for each Plan Year with a 401(k) Restoration contribution equal to four percent (4%) of such Participant’s Compensation for the Plan Year. Effective January 1, 2011, each Participant shall be credited for each Plan Year with a 401(k) Restoration contribution equal to six percent (6%) of such Participant’s Compensation for the Plan Year.

Effective January 1, 2007 through December 31, 2010, the annual 401(k) Restoration contributions per participant shall in no event exceed $80,000.

(b) Retirement Contribution Restoration. In general, each Participant who is not eligible to participate in the Genworth Financial, Inc. Supplemental Executive Retirement Plan and either (i) is hired or rehired on or after January 1, 2010, or (ii) is promoted to salary band 1 by the Company on or after January 1, 2010 shall be credited for each Plan Year with the amount of company retirement contributions under Section 3.6 of the Qualified Plan that were reduced due to the Code 401(a)(17) or 415 limits. Participants who were participants in the Genworth Financial, Inc. Retained Executive Pension Plan as of December 31, 2009 and who are promoted to salary band 1 on or after January 1, 2010, shall not be eligible for the Retirement Contribution Restoration benefits described in this sub-section (b).

(c) Supplemental Benefits. In general, each Participant who (i) is not eligible to participate in the Genworth Financial, Inc. Supplemental Executive Retirement Plan and (ii) is considered an appointed officer of the Company on or after January 1, 2010 and is either (A) hired or rehired on or after January 1, 2010, or (B) promoted to salary band 1 by the Company on or after January 1, 2010 shall be credited for each Plan Year with a supplemental benefit contribution equal to three percent (3%) of such Participant’s Compensation for the Plan Year. For purposes of these Supplemental Benefits only, the term Compensation shall be based on all Eligible Pay as defined in the Qualified Plan (i.e. not limited to just Eligible Pay above the Code Section 401(a)(17) limits). Participants who were participants in the Genworth Financial, Inc. Retained Executive Pension Plan as of December 31, 2009 and who are promoted to salary band 1 on or after January 1, 2010, shall not be eligible for the Supplemental Benefits described in this sub-section (c).

Each Participant shall become 100% vested in his Supplemental Benefits under this sub-section (c) upon the attainment of age 60 and 5 years of Vesting Service, or upon the Participant’s death, disability, or executive separations as approved by the Company’s Management Development and Compensation Committee (“MDCC”). For purposes of this Section, disability will be determined in accordance with the Company’s long-term disability plan and, subject to the Committee’s discretion, full vesting shall occur upon a Participant’s separation from service as a result of exceeding “Protected Service” as defined in the Company’s long-term disability plan. Notwithstanding the foregoing, a Participant shall become 100% vested in his Supplemental Benefits (as described in this sub-section (c) upon a “Qualified Termination” following a Change of Control, as defined in the Genworth Financial, Inc. 2005 Change of Control Plan (or any successor plan), as may be amended from time to time. In the event of a business disposition, as determined by the Committee, the Committee may provide that any Participant terminated due to a given disposition shall become 100% vested, notwithstanding the Participant’s age and Vesting Service, provided he or she was an eligible Employee with a minimum of ten years of Vesting Service as of the preceding December 31 and satisfies any other conditions established by the Committee with respect to a given business disposition.

3.2 Timing of Company Contribution Credits. Within 90 days following the end of the Plan Year, each Participant’s Account will be credited with Company Contribution Credits as provided in Section 3.1 above. Company Contribution Credits will be discontinued while a Participant is on long-term disability or if a Participant is receiving severance payments.

3.3 Participant Contributions. A Participant is not required or permitted to make contributions to the Plan.

3.4 Vesting. Except for special vesting rules that apply to Supplemental Benefits described in Section 3.1(c) above, each Participant shall become 100% vested in his Account upon the attainment of age 60, disability, death or executive separations as approved by the Company’s Management Development and Compensation Committee (“MDCC”). If the Participant terminates employment with the Company or an affiliate before age 60 for any reason other than death, disability or executive separations as approved by the Company’s MDCC, his Account will be forfeited. For purposes of this Plan, disability will be determined in accordance with the Company’s long-term disability plan, and, subject to the Committee’s discretion, full vesting shall occur upon a Participant’s separation from service as a result of exceeding “Protected Service” as defined in the Company’s long-term disability plan. Notwithstanding the foregoing, a Participant shall become 100% vested in his Account upon a “Qualified Termination” following a Change of Control, as defined in the Genworth Financial, Inc. 2005 Change of Control Plan (or its successors), as may be amended from time to time. In the event of a business disposition, as determined by the Committee, the Committee may provide that any Participant terminated due to a given disposition shall become 100% vested, notwithstanding the Participant’s age, provided he or she was an eligible Employee with a minimum of ten years of Vesting Service as of the preceding December 31 and satisfies any other conditions established by the Committee with respect to a given business disposition.

3.5 Earnings on Accounts. The rate of return credited to each Participant’s Account will be reasonable and shall mirror the rate of return based on one or more of the investment options offered under the Qualified Plan, as determined by the Committee. Earnings (or losses) shall be credited to each Participant’s Account during each year or part thereof commencing on the date the Account is established and ending, as soon as administratively feasible following a Participant’s separation from service for all separations from service occurring on or prior to December 31, 2010. For any separation from service occurring on or after January 1, 2011, earnings (or losses) shall be credited to each Participant’s Account during each year or part thereof, commencing on the date the Account is established and ending on the date the Participant’s Account has been paid in full in accordance with Section 5.2.

The Committee may, but is not required to, select from time to time, in its sole and absolute discretion, commercially available investment funds to be used to determine the amount of earnings or losses to be credited to the Participant’s Accounts. These investment funds will generally operate as “phantom” investment funds unless actual investment funds are established pursuant to a trust as described in Section 10.1. If treated as “phantom” investment funds, no actual investments will be made.

If the Committee establishes “phantom” investment funds or funds the plan through a trust as described in Section 10.1, the Committee shall establish procedures and forms to allow Participants to designate the investment fund or funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be allocated to that Account. The Participant may specify the deemed investment, in whole percentage increments, in one or more of the investment funds as communicated from time to time by the Committee. However, the Committee or its delegate may override such request from a Participant and, if so, the Committee or its delegate may allocate the funds in a different manner. Participants may change his or her investment designation by filing a change of election and making a new designation with the Committee at such time and in such manner as provided by the Committee.

Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds selected by the Committee or designation of investment funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant’s Account Balance in any such investment fund unless actual investment fund investments are established pursuant to a trust as described in Section 10.1. In the event that the Company or the Trustee, in its sole and absolute discretion, shall invest funds in any or all of the selected investment funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall remain at all times an unsecured creditor of the Company.

3.6 Benefits to Minors and Incompetents.

(a) If any person entitled to receive payment under the Plan is a minor, the

Company shall pay the amount directly to the minor, to a guardian of the minor, or to a custodian selected by the Company under the appropriate Uniform Transfers to Minors Act.

(b) If a person who is entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a previous claim has been made by a duly qualified committee or other legal representative), the payment may be made to the person’s spouse, son, daughter, parent, brother, sister or other person deemed by the Company to have incurred expense for the person otherwise entitled to payment. The Company may not be compelled to select any method that it does not deem to be in the best interest of the distributees.

SECTION IV

PARTICIPANT ACCOUNTS

4.1 Participant Accounts. The Company shall maintain, or cause to be maintained, records for each Participant showing the amounts credited from time to time to his Account.

SECTION V

PAYMENT OF RESTORATION BENEFITS

5.1 Commencement of Benefits.

(a) Benefits under this Plan shall commence within 90 days following the later of the Participant’s attainment of age 60 or separation from service with the Company or an affiliate, but for “specified employees” as defined under Code Section 409A, in no event shall benefits commence earlier than six months following such Participant’s separation from service date.

(b) If, prior to the commencement of benefits under (a) above, a Participant dies, the Participant’s benefits shall be paid to the Participant’s Beneficiary within 90 days following the Participant’s death. The six-month delay period for “specified employees” as described in (a) above will not apply in the event of death of the Participant.

(c) If, prior to the commencement of benefits under (a) above, a Participant becomes disabled, determined in accordance with the Company’s long-term disability plan, the Participant’s benefits shall commence upon separation from service as a result of exceeding Protected Service as defined in the Company’s Long Term Disability Plan.

5.2 Method of Payment.

(a)	Subject to (b) below, the Participant’s Account shall be distributed to him (or his Beneficiary, if applicable) in substantially equivalent annual installment payments over a ten-year period. Effective for any separation from service or commencement of benefits under Section 5.1 that occurs on or prior to December 31, 2010, the Participant’s Account balance will not remain subject to market risk associated with the mirrored investment options as described in Section 3.5 during the ten-year installment payment period. Effective for any separation from service or commencement of benefits under Section 5.1 that occurs on or after January 1, 2011, earnings shall continue to accrue on any remaining balance in the Participant’s Account for each year or part thereof during the ten-year installment payment period in the manner provided for in Section 3.5.

(b)

If, as of the day following the annual Company Contribution Credits described in Section III immediately preceding his separation from service date, the Participant’s Account balance is less than $50,000, his benefit shall be distributed to him (or his beneficiary, if applicable) in a lump sum in cash. Subject to the provisions of this Section, the Participant will receive an initial distribution of his Account balance within 90 days following his separation from service date on or after attaining age 60, based upon his Account balance as of the most recent annual Company Contribution Credits described in Section III and then a subsequent final distribution within 90 days following the final Company Contribution Credit for the Participant’s partial year of employment up to his separation from service date (final eligibility period).

SECTION VI

BENEFICIARY

6.1 Designation of Beneficiary. A Participant may, in the manner determined by the Committee, designate a Beneficiary and one or more contingent Beneficiaries to receive any benefits which may be payable under the Plan upon his death. A Participant may revoke or change any designation made under this Section 6.1 in the manner determined by the Committee. If a Participant fails to designate a Beneficiary, the payment of benefits under the Plan on account of his death shall be governed by the beneficiary elections designated by the Participant under the Qualified Plan. If no designation has been made under the Qualified Plan, benefits will be paid to the Participant’s spouse, if married, or to his estate, if single.

SECTION VII

TAXES

7.1 Withholding Taxes. Benefits paid under the Plan may be subject to federal, state and local income and payroll taxes. The Committee shall arrange for all such taxes to be paid in the manner required by law. The Participant’s share of Social Security and Medicare (“FICA”) taxes will be calculated proximate to the separation from service date and paid by deducting such amounts from a Participant’s regular pay, if any. If no regular pay is available to pay FICA taxes due, such taxes will be deducted from any payments made under the Plan. If no payments are being made from which FICA taxes may be deducted, the Participant agrees to remit such taxes to the Company upon request. The company reserves the right to offset all unpaid taxes against the interest of a Participant under the Plan.

SECTION VIII

ADMINISTRATION

8.1 Administration. This Plan shall be administered by the Committee, which shall have complete authority in its sole discretion to make, amend, interpret and enforce rules and regulations for the administration of this Plan and decide or resolve in its sole discretion any and all questions which may arise in connection with this Plan. The Committee may delegate certain of its duties to one or more Employees or to a separate committee appointed by the Committee.

8.2 Employment of Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel, including counsel to the Company.

8.3 Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

SECTION IX

AMENDMENT AND TERMINATION

9.1 Amendment or Termination. The Committee reserves the right, by written resolution, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan, provided such amendment or termination complies with Code Section 409A; provided, however, that no such action on its part shall adversely affect the rights of a Participant, or beneficiaries without the consent of such Participant (or beneficiaries, if the Participant is deceased) with respect to any benefits accrued under this Plan prior to the date of such amendment, modification or termination of the Plan if the Participant has at that time a non-forfeitable right to benefits under Section 3.3 of this Plan.

SECTION X

GENERAL CONDITIONS

10.1 Funding. The benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

The Company may (but is not required to) establish one or more Trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under the Plan. If a trust is established under the Plan, it is intended that the transfer of assets into the trust will not generate taxable income (for federal income tax purposes) to the Participants until such assets are actually distributed or otherwise made available to the Participants. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.

10.2 Assignment. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.

10.3 No Contract of Employment. No employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the employment of the Company. The right and power of the Company to dismiss or discharge any employee is expressly reserved.

10.4 Terms. All terms used in this Plan which are defined in the Qualified Plan shall have the same meaning herein as therein, unless otherwise expressly provided in this Plan.

10.5 Plan Provisions Govern. The rights under this Plan of a Participant who leaves the employment of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Participant, shall be governed by the provisions of this Plan in effect on the date such Participant leaves the employment of the Company, except as otherwise specifically provided in this Plan.

10.6 Governing Law. The law of the Commonwealth of Virginia shall govern the construction and administration of this Plan, to the extent not pre-empted by federal law.

10.7 Compliance with Code Section 409A. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Plan document that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.

SIGNATURE PAGE

As evidence of its adoption of the Genworth Financial, Inc. Retirement and Savings Restoration Plan, the Committee, as authorized by the Board of Directors of the Company, has caused this document to be executed by a duly authorized officer as of December 1, 2010.

GENWORTH FINANCIAL, INC.

By /s/ Michael S. Laming
Senior Vice President – Human Resources